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                                                                    EXHIBIT 23.1

                                CONSENT OF KPMG LLP

The Board of Directors
Sauer-Danfoss Inc.:

    We consent to incorporation by reference in the registration statements No. 33-53927 and No. 333-93745 on Form S-8 of Sauer-Danfoss Inc. of our reports dated February 14, 2001 relating to the consolidated balance sheet of Sauer-Danfoss Inc. and subsidiaries as of December 31, 2000, and the related consolidated statements of income, stockholders' equity and comprehensive income and cash flows for the year then ended, and the related 2000 financial statement schedules, which reports appear in the December 31, 2000 annual report on Form 10-K of Sauer-Danfoss Inc.

/s/ KPMG LLP

Des Moines, Iowa

March 27, 2001

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